EXHIBIT 2.4

AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Revolving Credit Agreement (this “Amendment”), dated as of October 27, 2015, is made by and among CHICAGO BRIDGE & IRON COMPANY N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the “Company”), CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation (the “Initial Borrower”), CERTAIN SUBSIDIARIES OF THE COMPANY SIGNATORY HERETO (each a “Designated Borrower” and, together with the Initial Borrower, collectively the “Borrowers” and each a “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, each of the Company, the Borrowers, the Administrative Agent, and the Lenders have entered into that certain Amended and Restated Revolving Credit Agreement dated as of July 8, 2015 (as hereby amended and as from time to time further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement as amended hereby), pursuant to which the Lenders have made available to the Borrowers a senior unsecured revolving credit facility in an original aggregate principal amount of $800,000,000; and

WHEREAS, the Company has entered into the Guaranty pursuant to which it has guaranteed certain or all of the obligations of the Borrowers under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement in certain respects, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement (exclusive of Schedules and Exhibits thereto) is amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definition in its proper alphabetical order:

‘“Project Bluefin” means, collectively, the acquisition by a direct, wholly owned subsidiary of Westinghouse Electric Company LLC (“WECLLC”) of all of the issued and outstanding shares of capital stock or membership interests of certain direct and indirect subsidiaries of the Company (the “Transferred Companies”) pursuant to that certain Purchase Agreement by and among the Company, the Transferred Companies, WECLLC and a direct, wholly owned subsidiary of WECLLC, as amended, and all transactions and Dispositions pursuant thereto and in connection therewith.”’

(b) Section 7.02 of the Credit Agreement is hereby amended by:

(1) removing the phrase “; and” at the end of subsection (d) and replacing it with “;”;

(2) restating subsection (e) in its entirety to read as follows:

“(e) Dispositions in connection with Project Bluefin; and”; and

(3) adding new subsection (f) to read in its entirety as follows:

“(f) other leases, sales or other Dispositions of assets if such transaction (i) is for consideration consisting at least eighty percent (80%) of cash, (ii) is for not less than fair market value (as determined in good faith by the Company’s board of directors), and (iii) involves assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of (other than pursuant to clauses (a) through (e) above) as permitted by this Section 7.02 (x) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the assets of the Company and its Subsidiaries and (y) since the Closing Date do not exceed fifteen percent (15%) of consolidated tangible assets of the Company and its Subsidiaries, in each case when combined with all such other transactions during such period (each such transaction being valued at book value).”

(c) Section 7.18(a) of the Credit Agreement is hereby amended by adding the following proviso to the end of the first sentence of such subsection:

“; provided that for the period of four consecutive fiscal quarters ending December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, the Company shall not permit the Leverage Ratio to be greater than 3.25 to 1.00.”

(d) Section 7.18(c) of the Credit Agreement is hereby amended by restating subsection (c) in its entirety to read as follows:

“(c) Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time on or after September 30, 2015 to be less than the greater of (a) the sum of (i) seventy-five percent (75%) of the actual net worth of the Company and its Subsidiaries on a consolidated basis as of September 30, 2015 plus (ii) fifty percent (50%) of the sum of Consolidated Net Income (if positive) earned in each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2015, and (b) the minimum amount of Consolidated Net Worth that the Company shall be required to maintain under any instrument, agreement or indenture pertaining to any Material Indebtedness.”

2. Amendments to Compliance Certificate. Exhibit D to the Credit Agreement is hereby amended and restated in its entirety as set forth in Annex I hereto.

3. Effectiveness; Conditions Precedent. This Amendment and the amendments to the Credit Agreement provided in Sections 1 and 2 hereof shall be effective as of the date first written above upon the satisfaction of the following conditions precedent:

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(a) the Administrative Agent shall have received counterparts of this Amendment, duly executed by the Company, each Borrower, and the Required Lenders, which counterparts may be delivered by telefacsimile or other electronic means (including .pdf);

(b) the Administrative Agent shall have received satisfactory evidence of the execution and effectiveness of the Purchase Agreement by and among the Company, certain direct and indirect subsidiaries of the Company, Westinghouse Electric Company LLC and a direct, wholly owned subsidiary of Westinghouse Electric Company LLC related to Project Bluefin; and

(c) all fees and expenses of the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) to the extent due and payable under Section 10.04(a) of the Credit Agreement and for which invoices have been presented a reasonable period of time prior to the effectiveness hereof shall have been paid in full (which fees and expenses may be estimated to date without prejudice to final settling of accounts for such fees and expenses).

4. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Company represents and warrants to the Administrative Agent and the Lenders as follows:

(a) The representations and warranties made by the Company in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b) This Amendment has been duly authorized, executed and delivered by the Company and the Borrowers and constitutes a legal, valid and binding obligation of such parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting the rights of creditors, and subject to equitable principles of general application; and

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, or would result from the effectiveness of this Amendment.

5. Consent of the Company. The Company hereby consents, acknowledges and agrees to the amendments and other matters set forth herein and hereby confirms and ratifies in all respects the Guaranty to which it is a party (including without limitation the continuation of the Company’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments, waivers and consents contemplated hereby) and the enforceability of the Guaranty against the Company in accordance with its terms.

6. Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

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7. Full Force and Effect of Credit Agreement. Except as hereby specifically amended, waived, modified or supplemented, the Credit Agreement is hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to its respective terms.

8. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement.

9. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company, the Borrowers, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

12. No Novation. Neither the execution and delivery of this Amendment nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Credit Agreement or of any of the other Loan Documents or any obligations thereunder.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means (including .pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

14. FATCA. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the effective date of this Amendment, it is understood and agreed that the Administrative Agent may treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

15. Acknowledgment of Release. Pursuant to Section 9.10 of the Credit Agreement, the Administrative Agent hereby acknowledges the release of each of CB&I Contractor’s Inc. (f/k/a Shaw Constructors, Inc.), CB&I Stone & Webster Construction, Inc. (f/k/a Stone & Webster Construction, Inc.), CB&I Stone & Webster, Inc. (f/k/a Stone & Webster, Inc.) and CB&I Stone & Webster Asia, Inc. (f/k/a Stone & Webster Asia, Inc.) from its obligations under the Guaranty concurrent with, and conditioned upon, the consummation of Project Bluefin.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:
CHICAGO BRIDGE & IRON COMPANY (Delaware),
as the Initial Borrower

By:	/s/ Michael S. Taff

Name: Michael S. Taff
Title: Authorized Signatory

CB&I INC., as a Designated Borrower

By:	/s/ Michael S. Taff

Name: Michael S. Taff
Title: Authorized Signatory

CBI SERVICES, INC., as a Designated Borrower

By:	/s/ Philip Asherman

Name: Philip Asherman
Title: Director

CHICAGO BRIDGE & IRON COMPANY B.V., as a Designated Borrower

By:	/s/ Michael S. Taff

Name: Michael S. Taff
Title: Director

CHICAGO BRIDGE & IRON COMPANY, as a Designated Borrower

By:	/s/ Michael S. Taff

Name: Michael S. Taff
Title: Authorized Signatory

[Amendment No. 1 to Amended and Restated Revolving Credit Agreement]

COMPANY:

CHICAGO BRIDGE & IRON COMPANY N.V.

By:	CHICAGO BRIDGE & IRON COMPANY B.V., its Managing Director

By:	/s/ Michael S. Taff
Name: Michael S. Taff
Title: Authorized Signatory

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bridgett J. Manduk Mowry

Name:	Bridgett J. Manduk Mowry
Title:	Vice President

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Stuart Bonomo
Name:	Stuart Bonomo
Title:	Director

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and an L/C Issuer

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

COMPASS BANK, as a Lender and an L/C Issuer

By:	/s/ Khoa Duong
Name: Khoa Duong
Title: Vice President

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender and an L/C Issuer

By: /s/ Mark Maloney
Name: Mark Maloney
Title: Authorized Signatory

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

BNP PARIBAS, as a Lender and an L/C Issuer

By: /s/ Todd Rodgers
Name: Todd Rodgers
Title: Director

By: /s/ Mary-Ann Wong
Name: Mary-Ann Wong
Title: Vice President

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

BANK OF MONTREAL, as a Lender and an L/C Issuer

By: /s/ Michael Gift
Name: Michael Gift
Title: Vice President

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

HSBC BANK USA, N.A., as a Lender

By: /s/ Wadie Christopher Habiby
Name: Wadie Christopher Habiby
Title: Vice President

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

LLOYDS BANK PLC, as a Lender

By: /s/ Erin Doherty
Name: Erin Doherty
Title: Assistant Vice President – D006

By: /s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President – P003

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By: /s/ Glen Binder
Name: Glen Binder
Title: Global Relationship Manager

By: /s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP & Head of Credit

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Lisa Garling
Name: Lisa Garling
Title: Director

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

STANDARD CHARTERED BANK, as a Lender

By: /s/ Pramita Saha
Name: Pramita Saha
Title: Executive Director

By: /s/ Hsing H. Huang
Name: Hsing H. Huang
Title: Associate Director

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ Michael Grad
Name: Michael Grad
Title: Director

Chicago Bridge & Iron

Amendment No. 1 to Amended and Restated Revolving Credit Agreement

Signature Page

ANNEX I

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 8, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Chicago Bridge & Iron Company N.V., a corporation organized under the laws of The Kingdom of the Netherlands (the “Company”), Chicago Bridge & Iron Company (Delaware), a Delaware corporation (the “Initial Borrower”), certain Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Initial Borrower, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                  of the Company, and that, in such capacity, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Company has delivered the year-end audited financial statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the unaudited financial statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition of the Company during the accounting period covered by such financial statements.

Form of Compliance Certificate

3. The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

CHICAGO BRIDGE & IRON COMPANY N.V.

By:	Chicago Bridge & Iron Company B.V., its Managing Director

By:

Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.18 (a) – Maximum Leverage Ratio.
	A. Adjusted Indebtedness at Statement Date:		$
	B. EBITDA (see Schedule 2) for four consecutive fiscal quarters ending on above date (“Subject Period”):		$
	C. Leverage Ratio (Line I.A ÷ Line I.B):		to 1.00
	Maximum permitted:		[3.00 to 1.00][1][3.25 to 1.00][2]
II.	Section 7.18(b) – Minimum Fixed Charge Coverage Ratio.
A. Consolidated Net Income Available for Fixed Charges:
	1.	Consolidated Net Income for Subject Period:	$
	2.	Provision for income taxes for Subject Period:	$
	3.	Consolidated Fixed Charges for Subject Period:	$
	4.	Dividends and distributions received in cash during Subject Period:	$
	5.	Retention bonuses paid to officers, directors and employees of the Company and its Subsidiaries in connection with the Transaction (not to exceed $25,000,000) for Subject Period:	$
	6.	Fees, charges and expenses incurred in connection with the Transaction, the transactions related thereto, and any related issuance of Indebtedness or equity, whether or not successful, for Subject Period:	$

	7.	Restructuring and integration charges, fees and expenses incurred in connection with the Transaction during Subject Period:	$
	8.	Non-cash compensation expenses for management or employees for Subject Period:	$
	9.	Expenses incurred in connection with the Shaw Acquisition and relating to termination and severance as to, or relocation of, officers, directors and employees (not exceeding $110,000,000) for Subject Period:	$

[1]	For use for all Statement Dates except as set forth in footnote 2 below.
[2]	For use for all Statement Dates within the period of four consecutive fiscal quarters ending December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016.

Form of Compliance Certificate

	10.	Equity earnings booked or recognized by the Company or any of its Subsidiaries from Eligible Joint Ventures for Subject Period:[3]	$
	11.	Consolidated Net Income Available for Fixed Charges (Lines II.A1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10) for Subject Period:	$
	B. Consolidated Fixed Charges for Subject Period:		$
	1.	Consolidated Long-Term Lease Rentals for Subject Period:	$
	2.	Consolidated Interest Expense for the Subject Period:	$
	3.	Consolidated Fixed Charges for Subject Period (Lines II.B1 + 2):	$
	C. Fixed Charge Coverage Ratio (Line II.A11 ÷ Line II.B3):		to 1.00
	Minimum required:		1.75 to 1.00
III.	Section 7.18 (c) – Minimum Consolidated Net Worth.
	A. Consolidated Net Worth at Statement Date:		$
	B. 75% of the actual net worth of the Company and its Subsidiaries as of September 30, 2015:		$
	C. 50% of the sum of Consolidated Net Income (if positive) earned in each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2015:		$
	D. Minimum Consolidated Net Worth (Lines III.B + III.C):		$
	E. Minimum amount of Consolidated Net Worth that the Company shall be required to maintain under any instrument, agreement or indenture pertaining to any Material Indebtedness:		$
	F. Greater of Line III.D and Line III.E		$
	G. Excess (deficient) for covenant compliance (Line III.A – III.F):		$

[3]	Not to exceed 15% (or such lower percentage as may be set forth in the Note Purchase Agreements) of EBITDA of the Company pursuant to clauses (a) through (i) of the definition thereof for the period of twelve (12) prior consecutive months.

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

EBITDA

(in accordance with the definition of EBITDA

as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
(i)(1) Consolidated Net Income
(2) + Interest Expense
(3) + charges against income for foreign, federal, state and local taxes to the extent deducted
(4) + non-recurring non-cash charges (excluding any charge that becomes, or is expected to become, a cash charge) to the extent deducted
(5) + extraordinary losses to the extent deducted
(6) - non-recurring non-cash credits to the extent added
(7) - extraordinary gains to the extent added
(ii) + depreciation expense to the extent deducted
(iii) + amortization expense to the extent deducted

Form of Compliance Certificate

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
(iv) + non-cash compensation expenses for management or employees to the extent deducted
(v) + to the extent not already included, dividends distributions actually received in cash received from Persons other than Subsidiaries
(vi) +retention bonuses paid in connection with the Transaction not to exceed $25,000,000
(vii) +charges, fees and expenses incurred in connection with the Transaction, the transactions related thereto, and any related issuance of Indebtedness or equity, whether or not successful

(viii) +charges, fees and expenses incurred in connection with restructuring and integration activities in connection with the Transaction, including in connection with the closures of certain facilities and termination of leases

Form of Compliance Certificate

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
(ix) + expenses incurred in connection with the Shaw Acquisition and relating to termination and severance as to, or relocation of, officers, directors and employees not exceeding $110,000,000
(x) + [4]equity earnings booked or recognized by the Company or any of its Subsidiaries from Eligible Joint Ventures
= Consolidated EBITDA

[4]	Not to exceed 15% (or such lower percentage as may be set forth in the Note Purchase Agreements) of EBITDA of the Company pursuant to clauses (a) through (i) of this definition for the period of twelve (12) prior consecutive months.

Form of Compliance Certificate

SCHEDULE 3

Eligible Joint Ventures

[INCLUDE LISTING OF ELIGIBLE JOINT VENTURES]

Form of Compliance Certificate